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Exhibit 4.4

NICE SYSTEMS LTD.

AMENDED AND RESTATED
1999 EMPLOYEE STOCK PURCHASE PLAN

        This Amended and Restated 1999 Employee Stock Purchase Plan (the "Plan") of NICE Systems Ltd. was adopted in its amended and restated form by the Board of Directors of the Company on October 20, 2003, subject to the approval of the Company's shareholders which was obtained at the Company's Annual General Meeting of Shareholders on December 2, 2003.

        1.    Purpose.    The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Ordinary Shares of the Company through accumulated payroll deductions or as otherwise required or permitted by the applicable law in the jurisdiction in which the Plan is implemented. The Board may, from time to time, approve (and amend or modify from time to time) appendices setting forth any special requirements that are applicable to options granted to recipients in the various jurisdictions in which options may be granted under the Plan pursuant to applicable local laws and regulations, all of which appendices (as amended or modified from time to time) shall constitute an integral part of the Plan. Appendix "A" hereto attached sets forth the provisions applicable to options that may be granted to United States participants in the Plan.

        2.    Definitions

          a.     "ADR" shall mean an American Depositary Receipt representing an American Depositary Share, which in turn represents an Ordinary Share.

          b.     "Board" shall mean the Board of Directors of the Company.

          c.     "Change in Capitalization" shall mean any increase, reduction, or change or exchange of Ordinary Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, share dividend, share split or reverse share split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

          d.     "Code" shall mean the Internal Revenue Code of 1986, as amended.

          e.     "Committee" shall mean a committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

          f.      "Company" shall mean NICE Systems Ltd., a company duly organized and existing under the laws of the State of Israel.

          g.     "Compensation" shall mean the fixed salary or wage paid by the Company to a Participant. The salary components comprising the Participant's Compensation for purposes of the Plan will be determined pursuant to applicable local laws and regulations.

          h.     "Designated Subsidiaries" shall mean the Subsidiaries whose Employees have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

          i.      "Employee" shall mean any person, including a member of the Board, who is regularly employed by the Company or one of its Designated Subsidiaries.

          j.      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          k.     "Exercise Date" shall mean the last business day of each Offering Period in which payroll deductions are made under the Plan.

          l.      "Fair Market Value" per share as of any date shall mean the closing sales price of one ADR as quoted on the NASDAQ market on the most recent date for which a closing sales price was quoted, prior to that date.

          m.    "Initial Offering Period" shall mean the six-month period commencing on July 1, 1999, and ending on December 31, 1999.

          n.     "Offering Date" shall mean January 1 and July 1 of each Plan Year.

          o.     "Offering Period" shall mean the six-month period commencing on each Offering Date, provided that the Committee shall have the power to change the duration of Offering Periods.

          p.     "Ordinary Shares" shall mean the ordinary shares, par value NIS 1.00 per share, of the Company.

          q.     "Parent Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the employer corporation if, at the time of granting an option, each of the corporations other than the employer corporation owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the corporations in such chain.

          r.     "Participant" shall mean an Employee who participates in the Plan.

          s.     "Plan" shall mean this Amended and Restated NICE Systems Ltd. 1999 Employee Stock Purchase Plan, as further amended from time to time.

          t.      "Plan Period" shall mean, other than with respect to the Initial Offering Period, each six-month period commencing on each Offering Date.

          u.     "Subsidiary Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the employer corporation if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

        3.    Eligibility

          a.     Subject to the requirements of Section 4.b. hereof, any person (i) who is an Employee as of an Offering Date, (ii) who is regularly scheduled to work at least 20 hours per week and at least 5 months per year, and (iii) who has been an Employee for a period of six months (or such lesser period of time as to an Employee or class of Employees as determined by the Committee in its sole discretion) as of an Offering Date, shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date.

          b.     Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424 (d) of the Code) would own shares or stock and/or hold outstanding options to purchase shares or stock possessing five percent (5%) or more of the total combined voting power or value of all classes of shares or stock of the Company or of any Subsidiary or Parent of the Company, or (ii)which permits such Employee's right to purchase shares or stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such shares or stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time.

        4.    Grant of Option: Participation

          a.     On each Offering Date the Company shall commence an offer by granting each eligible Employee an option to purchase Ordinary Shares, subject to the limitations set forth in Sections 3.b. and 10 hereof. Notwithstanding the foregoing, a Participant may elect at the time of exercise of an option to purchase, in lieu of Ordinary Shares, an equal number of the Company's ADRs. Options may not be exercised for a combination of Ordinary Shares and ADRs.

          b.     Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, only by filing an agreement with the Company authorizing payroll deductions (as set forth in Section 5 hereof) or, when not allowed under any local law or regulation, other forms of payment. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.

          c.     The option price per Ordinary Share subject to an offer shall be the lesser of: (i) 85% of the Fair Market Value of one ADR on the Offering Date or (ii) 85% of the Fair Market Value of one ADR on the Exercise Date.

        5.    Payroll Deductions/Payments

          a.     A Participant may, in accordance with rules adopted by the Committee, authorize a payroll deduction or, when not allowed under any local law or regulation, another form of payment, of any whole percentage from 2 percent to 10 percent of such Participant's Compensation each pay period. A Participant may increase or decrease such payroll deduction or payment (including a cessation of payroll deductions) at any time but not more frequently than once each six months, by filing a new authorization form with the Committee.

          b.     All payroll deductions made by a Participant shall be credited to such Participant's account under the Plan. A Participant may not make any additional payments into such account.

        6.    Exercise of Option

          a.     Unless a Participant withdraws from the Plan as provided in Section 8 hereof, such Participant's election to purchase Ordinary Shares will be exercised automatically on the Exercise Date, and the maximum number of full Ordinary Shares subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions and any cash dividends (credited pursuant to Section 9 hereof) in such Participant's account. During a Participant's lifetime, a Participant's option to purchase Ordinary Shares hereunder is exercisable only by such Participant.

          b.     Any cash balance remaining in Participant's account after the termination of an Offering Period will be carried forward to the Participant's account for the purchase of Ordinary Shares during the next Offering Period if the Participant has elected to continue to participate in the Plan. Otherwise the Participant will receive a cash payment equal to the balance of his or her account.

          c.     The Ordinary Shares purchased upon exercise of an option hereunder shall be credited to the Participant's account under the Plan and shall be deemed to be transferred to the Participant on the Exercise Date and, except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to such shares.

        7.    Delivery of Ordinary Shares    As promptly as practicable after receipt by the Company of a written request or standing instructions from any Participant for delivery of certificates representing Ordinary Shares credited to the Participant's account, the Company shall arrange the delivery to such Participant or its designated securities account or institution of a share certificate representing the Ordinary Shares which the Participant requested to be delivered; provided, however, that, unless otherwise determined by the Committee, such deliveries may be made no more frequently than once after each Exercise Date. Any such certificates shall bear such restrictive legends as may be required by applicable law or regulation.

        8.    Withdrawal; Termination of Employment

          a.     A Participant may withdraw all, but not less than all, the payroll deductions or payments and cash dividends credited to such Participant's account (that have not been used to purchase Ordinary Shares or ADRs) under the Plan at any time by giving written notice to the Company received prior to the Exercise Date. All such payroll deductions or payments and cash dividends credited to such Participant's account will be paid to such Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Offering Period in which the withdrawal occurs will be automatically terminated. No further payroll deductions for the purchase of Ordinary Shares or ADRs will be made for such Participant during such Offering Period, and any additional cash dividends during the Offering Period will be distributed to the Participant.

          b.     Upon termination of a Participant's continuous status as an Employee during the Offering Period for any reason including voluntary termination, retirement or death, the payroll deductions or payments and cash dividends credited to such Participant's account, that have not been used to purchase Ordinary Shares or ADRs will be returned (and any future cash dividends will be distributed) to such Participant, or in the case of such Participant's death, to the person or persons entitled thereto under Section 12 hereof and such Participant's account (that have not been used to purchase Ordinary Shares) will be returned (and any future cash dividends will be distributed) to such Participant or, in the case of such Participant's death, to the person or persons entitled thereto under Section 12 hereof and such Participant's option will be automatically terminated.

          c.     A Participant's withdrawal from an offering will not have any effect upon such Participant's eligibility to participate in a succeeding offering or in any similar plan that may hereafter be adopted by the Company.

        9.    Dividends and Interest

          a.     Cash dividends paid on Ordinary Shares held in a Participant's account shall be credited to such Participant's account and used in addition to payroll deductions to purchase Ordinary Shares on the Exercise Date. Dividends paid in Ordinary Shares or share splits of the Ordinary Shares shall be credited to the accounts of Participants. Dividends paid in property other than cash or Ordinary Shares shall be distributed to Participants as soon as practicable.

          b.     No interest shall accrue on or be payable with respect to the payroll deductions or credited cash dividends of a Participant in the Plan.

        10.    Ordinary Shares

          a.     Subject to adjustment upon Changes in Capitalization of the Company as provided in Section 17 hereof, with respect to calendar year 2003, the maximum number of Ordinary Shares which shall be reserved for sale under the Plan shall be 500,000; provided that such maximum number of Ordinary Shares shall increase each year after calendar year 2003 by the lesser of (x) 250,000 Ordinary Shares, or (y) one and a half percent (1.5%) of the total number of outstanding Ordinary Shares as of December 31st of the immediately preceding calendar year If the total number of Ordinary Shares which would otherwise be subject to options granted pursuant to Section 4.a. hereof on an Offering Date exceeds the number of Ordinary Shares then available under the Plan (after deduction of all shares for which options have previously been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant under the Plan in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice to each

  Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

          b.     Ordinary Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

        11.    Administration    The Plan shall be administered by the Committee, and the Committee may select an administrator to whom its duties and responsibilities hereunder may be delegated. The appointment of the Committee and the administration of the Plan by the Committee shall be in accordance with any applicable requirements of the Israeli Companies Law, Israeli tax law and any applicable non-Israeli tax, securities and other laws. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Company will pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

        12.    Designation of Beneficiary

          a.     A Participant may file, on forms supplied by and delivered to the Company, a written designation of a beneficiary who is to receive any shares and cash remaining in such Participant's account under the Plan in the event of the Participant's death.

          b.     Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, will deliver such shares and/or cash to the legal heirs of the Participant.

        13.    Limitations on Transferability.    Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 12 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8 hereof. Any ADRs or Ordinary Shares acquired upon exercise of options shall be transferable only in accordance with applicable securities and other local laws, and may be subject to substantial statutory or regulatory restrictions on transfer except to the extent exemptions (whether by registration or otherwise) are available.

        14.    Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

        15.    Reports.    Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of Ordinary Shares purchased, the aggregate shares in the Participant's account and the remaining cash balance, if any.

        16.    Withholding; Other Taxes; Information.    The Company may, in its discretion, require that, prior to crediting to the Participant's account ADRs or Ordinary Shares, the Participant: (a) pay in the form of cash or certified check or money order to the Company any amount as the Company determines that it is required to withhold under applicable national, state or local tax laws in respect of the exercise of an option or the transfer of ADRs or Ordinary Shares, which amounts may, in the Company's discretion and subject to applicable law, in the alternative be withheld from the Optionee's salary, wages or other compensation payments; (b) agree to be responsible for, and indemnify the Company from and against, any claim for payment of any other tax or duty that may become payable in connection with the exercise of an option or the transfer of ADRs or Ordinary Shares, which amounts may, in the Company's discretion and subject to applicable law, in the alternative be withheld from the Optionee's salary, wages or other compensation payments; and (c) agree to, if requested at any time by the Company, provide to the Company within 10 calendar days of such request, any information regarding the transfer or other disposition of ADRs or Ordinary Shares reasonably required by the Company in order for the Company to comply with applicable local laws and regulations or obtain any benefits thereunder.

        17.    Effect of Certain Changes.    In the event of a Change in Capitalization or the Company's distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Ordinary Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Ordinary Share covered by each option under the Plan which has not yet been exercised.

        18.    Amendment or Termination

          a.     The Board may at any time terminate or amend the Plan, provided, however, that no such termination can adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. No amendment shall be effective unless approved by the shareholders of the Company if shareholder approval of such amendment is required to comply with Section 423 of the Code, with applicable rules and regulations under the Exchange Act or to comply with any other law, regulation or stock exchange rule.

          b.     Notwithstanding any other provision of the Plan to the contrary, the Plan shall terminate as of the date on which all of the Ordinary Shares reserved for sale under the Plan have been sold; provided that the terms and conditions of the Plan shall survive until all Ordinary Shares held in Participants' account have been distributed.

        19.    Notices.    All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        20.    Effective Date.    This Amended and Restated Plan, as amended and restated as set forth above, shall be effective as of the date adopted by the Board, subject to the approval of the Plan by the shareholders of the Company within twelve (12) months of the date on which the amended and restated Plan is adopted.

Appendix A

NICE SYSTEMS LTD.
1999 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

United States Participant Requirements

        1.     It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code, and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

        2.     "U.S. Participant" shall mean a Participant who is subject to the income tax laws under the Code.

        3.     With respect to a U.S. Participant, the term "Compensation" shall mean salary or wages as reported by the Company to the United States government for federal income tax purposes, including an Employee's portion of salary deferral contributions pursuant to Section 401 (k) of the Code and any amount excludable pursuant to Section 125 of the Code, but including or excluding, in the discretion of the Committee but subject at all times to any minimum or maximum limits or non-discrimination requirements under the Code, any bonus, fee, overtime pay, severance pay, expenses or other special emolument or any credit or benefit under any employee plan maintained by the Company.

        4.     If a Participant makes a disposition, within the meaning of Section 424 (c) of the Code and regulations promulgated thereunder, of any share or shares issued to such Participant pursuant to such Participant's exercise of an option under the Plan, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the exercise date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold. The foregoing shall be in addition to any other withholding or reporting requirements set forth in the Plan.

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  Exhibit 4.4
  Appendix A
United States Participant Requirements